UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2015 (December 4, 2015)

QUANTUM MATERIALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52956	20-8195578
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3055 Hunter Road San Marcos, TX	78666
(address of principal executive offices)	(zip code)

214-701-8779
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 4, 2015, the Audit Committee of the Board of Directors (the "Audit Committee") of Quantum Materials Corp. (the “Company”), on the recommendation of management, concluded that our unaudited consolidated financial statements for the quarters ended December 31, 2014 and March 31, 2015 (collectively, the "Restated Periods") should no longer be relied upon because of accounting errors, and the Company must restate them. The restatements for the Restated Periods do not affect the audited financial information in the Company’s Form 10-K filed for the fiscal year ended June 30, 2015 which remain unchanged.

We intend to present our restated consolidated financial statements and related consolidated financial information in our Quarterly Report filed on Form 10-Q for the three months ended December 31, 2015. We do not plan to amend previously filed reports in connection with the restatement.

The restatements primarily involve accounting for certain debt and equity financing transactions. The aggregate effect of the restatements on net loss for the quarters ended December 31, 2014 and March 31, 2015 are a decrease of $1,426,975 (a net gain of $247,335 rather than a net loss of $1,179,640) and an increase of $362,408 (a net loss of $1,132,669 rather than a net loss of $770,261) respectively, as compared to the amounts previously reported for those periods. The cumulative effect on the net loss for the nine months ended March 31, 2015 is a decrease of $1,065,356 (a net loss of $980,183 rather than a net loss of $2,045,539).

The accounting errors to be addressed in the restatements relate primarily to the following issues: (i) failing to record a gain on the settlement of a derivative liability associated with the conversion of a convertible debenture in the quarter ended December 31, 2014; (ii) errors in recording stock-based compensation expense related to consultants in the quarter ended December 31, 2014; (iii) unrecorded gain on the settlement of a lawsuit in the quarter ended December 31, 2014; (iv) improperly recorded accretion of debt discount related to conversion of convertible debentures in the quarters ended December 31, 2014 and March 31, 2015; (v) unrecorded beneficial conversion expense in the quarters ended December 31, 2014 and March 31, 2015; and (vi) unrecorded convertible debt in the quarters ended December 31, 2014 and March 31, 2015 ($75,050 and $317,483 respectively).

Management previously reported on the Forms 10-Q filed for the Restated Period that our disclosure controls and procedures were not effective at those respective quarter-end dates. Management also reported a significant deficiency in the Company’s Form 10-K for the years ended June 30, 2014 and 2015. Management has evaluated the effects of the facts leading to the restatement and has determined that the restatements are largely the result of the significant deficiency identified in Form 10-K for the year ended June 30, 2014; specifically, insufficient in-house expertise in accounting principles generally accepted in the United States (“GAAP”) reporting, reliance on external financial advisors and insufficient documentation of financial processes. Based on the facts leading to the restatement, management recognizes a material weakness in the controls and procedures in place in the quarters ended December 31, 2014 and March 31, 2015.

This situation was largely remedied in the quarter following the Restated Periods (the quarter ended June 30, 2015) when the Company hired a full-time Chief Financial Officer and Corporate Controller, who is a licensed CPA.

Management has taken important steps to improve risk assessment, internal control, and documenting financial processes. The identification of the accounting errors that lead to the restatements was a direct result of changes implemented to date. Management will continue to document and improve risk assessment, controls, and procedures. In addition, on June 15, 2015, the Company hired new independent auditors and subsequently re-audited the fiscal year ended June 30, 2014. The Company has also added an independent director with significant financial experience relating to public companies and created an Audit Committee of the Board of Directors consisting solely of independent directors.

The Audit Committee and management have discussed the matters disclosed in this Item 4.02 with Weaver & Tidwell, L.L.P. (“Weaver”), our independent registered public accounting firm. Weaver was not the Company’s independent registered public accounting firm during the Restated Periods.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM MATERIALS CORP.

Date: December 9, 2015	By:	/s/ Craig Lindberg
Craig Lindberg Chief Financial Officer

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